FILED PURSUANT TO RULE 424(b)(3) SEC FILE NO. 333-82063

PROSPECTUS SUPPLEMENT
DATED OCTOBER 15, 2001
(To Prospectus dated July 13, 1999)

14,106,443 Common Shares
1,400,000 Shares of 8.00% Series F Cumulative Redeemable Preference Shares
2,600,000 Shares of 8.625% Series H Cumulative Redeemable Preference Shares

    This prospectus supplement relates to the offer and sale from time to time by the selling shareholders of our common stock issuable upon the redemption of units of limited partnership interest in Duke Realty Limited Partnership (formerly known as Duke-Weeks Realty Limited Partnership), if and to the extent that such selling shareholders redeem their units and we elect to issue shares of common stock in exchange for these units.

    This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated July 13, 1999, which is to be delivered with this prospectus supplement.

    The Selling Shareholder table, appearing under the heading "Selling Shareholders" in the accompanying prospectus, is amended and supplemented by the information in the table below.

Name	Number of Common Shares Offered Hereby
Armando Codina	46,842
Codina Family Holdings II, Ltd.	125,000
A. Ray Weeks, Jr.	0
ARW Unitholdings LLC	423,715
Deborah Weeks Felker	0
DWF Unitholdings LLC	136,854
Forrest Robinson	19,925
FR Unitholdings LLC	19,925
Helen B. Weeks	112,503
HBW Unitholdings LLC	112,503
John P. Weeks	0
JPW Unitholdings LLC	165,456
Marsha L. Weeks	0
MLW Unitholdings LLC	157,353
Patricia L. Weeks	0
PLW Unitholdings LLC	142,559
Weeks Investments LLC	670,138